Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedules, and internal control over financial reporting of NorthStar Realty Finance Corp. included in the Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York
December 27, 2016